AMENDED SCHEDULE A
TO THE INVESTMENT ADVISORY AGREEMENT
DATED SEPTEMBER 7, 2004

EFFECTIVE AUGUST 1, 2010

The Investment Advisory Agreement dated September 7, 2004 (the “Agreement”) between Old Mutual Advisor Funds (now known as Old Mutual Funds I) and Old Mutual Capital, Inc. (the “Adviser”) is hereby amended by replacing Schedule A in its entirety with the following:

Pursuant to Section 5 of this Agreement, each Portfolio shall pay the Adviser, at the end of each calendar month, compensation computed daily at the annual rate of the Portfolio's average daily net assets based on the following schedule.

Fund	Fee	Asset Level

Asset Allocation Balanced Portfolio	0.200% 0.175% 0.150% 0.125%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater

Asset Allocation Conservative Portfolio	0.200% 0.175% 0.150% 0.125%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater

Asset Allocation Growth Portfolio	0.250% 0.225% 0.200% 0.175%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater

Asset Allocation Moderate Growth Portfolio	0.250% 0.225% 0.200% 0.175%	Less than $1 billion $1 billion to less than $2 billion $2 billion to less than $3 billion $3 billion or greater

Copper Rock Emerging Growth Fund	0.90%

Analytic Fund	0.85%

Old Mutual Funds I                                                                             Old Mutual Capital, Inc.

By:        /s/ Julian F. Sluyters                                                              By:        /s/ Mark E. Black
Name:  Julian F. Sluyters                                                                     Name:  Mark E. Black
Title:    President                                                                                  Title:     Chief Financial Officer